EXHIBIT 99.1

Item 6.	Selected Financial Data

The following table sets forth selected consolidated financial data for the periods indicated and should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements, the notes thereto and the other financial data contained in Items 7 and 8 of this report on Form 10-K.

Statement of Operations data:	2005	2006	2007	2008	2009

Net sales	$136,493	$284,240	$398,050	$571,242	$689,414
Cost of goods sold	95,962	173,471	254,615	321,274	340,482

Gross profit	40,531	110,769	143,435	249,968	348,932

Sales, general and administrative expenses	23,760	51,614	62,897	114,607	164,467

Operating income	16,771	59,155	80,538	135,361	184,465
Non-operating income / (expense), net
Interest (expense), net	(13,262)	(30,385)	(33,867)	(47,810)	(73,468)
Other financial income / (expense), net	(7,544)	17,212	13,594	(123,801)	25,193
Amortization of deferred charges	0	0	0	0	(38,501)
Other income / (expense), net	(52)	978	(2,272)	(488)	(934)

Income/(loss) before taxes and equity in net income from unconsolidated investments	(4,087)	46,960	57,993	(36,738)	96,755
Income tax (expense)/benefit	727	(8,057)	(9,054)	(1,382)	(18,495)

Equity in net earnings/(losses) of affiliates	0	0	0	1,168	(5,583)

Income / (loss) from continuing operations	($3,360)	$38,902	$48,939	($36,952)	$72,677

Discontinued operations
Income from operations of distribution business	31,962	31,203	36,087	27,203	9,410
Income tax (expense)	(6,073)	(5,929)	(6,856)	(5,169)	(1,050)

Income on discontinued operations	25,889	25,275	29,231	22,034	8,360
Net income / (loss)	22,529	64,177	78,170	(14,918)	81,037

Less: Net income attributable to noncontrolling interests in subsidiaries	2,261	8,727	1,068	3,680	2,708

Net income /(loss) attributable to CEDC	$20,268	$55,450	$77,102	($18,598)	$78,329

Net income per common share, basic	$0.72	$1.55	$1.96	($0.34)	$1.51

Net income per common share, diluted	$0.70	$1.53	$1.93	($0.34)	$1.50

Average number of outstanding shares of common stock at year end	28,344	35,799	39,871	44,088	53,772

Balance Sheet Data:	2005	2006	2007	2008	2009

Cash and cash equivalents	$52,337	$147,937	$70,233	$84,639	$126,439
Restricted cash	0	0	0	0	481,419
Working capital	85,950	182,268	170,913	169,061	354,745
Total assets	1,128,829	1,377,988	1,859,346	2,436,138	4,414,530
Long-term debt and capital lease obligations, less current portion	368,655	394,342	468,509	804,941	1,311,990
Stockholders’ equity	373,532	520,599	817,725	993,511	1,685,162